                          DEBENTURE PURCHASE AGREEMENT

         THIS DEBENTURE PURCHASE AGREEMENT (this "AGREEMENT") is made as of
December 15, 2005, by and between Chief Consolidated Mining Company, an
Arizona corporation ("COMPANY"), and Dimeling, Schreiber & Park Reorganization
Fund II, L.P., a Pennsylvania limited partnership ("PURCHASER").

                                   BACKGROUND

          Purchaser desires to invest an aggregate of Two Million Five Hundred
Thousand Dollars ($2,500,000) in Company in exchange for a convertible debenture as described in this Agreement and on the terms set forth in this Agreement.

          NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereby agree as follows.

                                    ARTICLE I

                        PURCHASE OF DEBENTURE AND WARRANT

          1.1 Sale and Purchase of the Debenture. Upon and subject to the conditions of this Agreement, Company hereby agrees to sell and issue to
Purchaser and Purchaser hereby agrees to acquire from Company, at the Closing
(as defined below), a convertible debenture, in substantially the form attached hereto as Exhibit A (the "DEBENTURE"), in the aggregate principal amount of Two
Million Five Hundred Thousand Dollars ($2,500,000) (the "PURCHASE PRICE").

          1.2 Certain Terms of the Debenture

               (a) The Debenture shall bear interest at the rate of eight percent (8%) per annum, which shall accrue while the Debenture is outstanding and shall be due and payable at the time of Conversion (as defined below) in either cash or additional shares of Company's Common Stock, par value $0.50,
(the "COMMON STOCK"), at the sole discretion of Company.

               (b) The Debenture shall be convertible into shares of Common
Stock at the rate of four thousand (4,000) shares for each One Thousand Dollars
($1,000) in principal amount of the Debenture (the "CONVERSION"). The Conversion shall occur automatically upon the adoption of the Charter Amendment (defined below) by the requisite percentage of shareholders of the Company.

          1.3 Closing.

               (a) Place and Time. The closing (the "CLOSING") in connection with this Agreement shall take place in the offices of Pepper Hamilton LLP,
Philadelphia PA, or at such other place as agreed upon by Company and Purchaser, on December 15, 2005, or at such other date (the "CLOSING DATE") as mutually agreed by the parties hereto in writing.

               (b) Deliveries by Company. At the Closing, Company shall deliver following to Purchaser:

                    (i) A fully executed copy of this Agreement;

                                      -1-

                    (ii) A fully executed copy of the Debenture;

                    (iii) A certificate confirming the good standing of Company as of recent date prior to the Closing issued by the Secretary of State of the
State of Arizona; and

                    (iv) such other documents, instruments and writings as
Purchaser may reasonably require.

               (c) Deliveries by Purchaser. At the Closing, Purchaser shall deliver following to Company:

                    (i) A fully executed copy of this Agreement;

                    (ii) A wire transfer in the amount of Two Million Five
Hundred Thousand Dollars ($2,500,000); and

                    (iii) such other documents, instruments and writings as
Company may reasonably require.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

          2.1 Representations and Warranties of Company. Company hereby represents and warrants to Purchaser as follows:

               (a) Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of
Arizona and has all requisite corporate power and corporate authority to carry on its business as now conducted and as proposed to be conducted.

         (b) Capitalization. The authorized capitalization of Company consists of 50,000,000 shares of Common Stock. Except as disclosed in public filings with the United States Securities and Exchange Commission (the "SEC") or as
contemplated hereby, there are no options, warrants, rights (including rights of first refusal or any preemptive rights), proxy or stockholders agreements or agreements of any kind in connection with the issuance of the Debenture or the shares issuable upon conversion or exercise thereof (the "SHARES" and, together with the Debenture, the "SECURITIES") or with respect to any future offer, sale or issuance of securities by Company. Company is not a party or subject to any agreement or understanding and, to Company's knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company.

               (c) Authorization. All corporate action on the part of Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of the documents to be delivered by Company pursuant to
Section 1.3(b) hereof (the "TRANSACTION DOCUMENTS") and the transactions contemplated thereby, the performance of all obligations of Company under the
Transaction Documents and the authorization, issuance and delivery of the
Securities has been taken. Each of the Transaction Documents constitutes the valid and legally binding obligation of Company enforceable in accordance with its terms.

                                      -2-

               (d) Valid Issuance of the Shares. The Shares, when issued, sold and delivered in accordance with the terms of the Debenture, will be: duly authorized, validly issued, fully paid and nonassessable; free of any liens, options, encumbrances, proxies, adverse claims or restrictions; and, assuming the accuracy of Purchaser's representations in this Agreement at the time of issuance, issued in compliance with all applicable federal and state securities laws.

               (e) Governmental Consents. No consent, approval, order or
authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority (other than filings required to be made under applicable federal and state securities laws)
on the part of Company is required in connection with the authorization, execution, delivery of the Transaction Documents and performance of all obligations of Company under the Transaction Documents, and the authorization, issuance and delivery of the Securities.

               (f) No Conflict with Other Instruments. Company is not in
violation or default of any provisions of Company's Articles of Incorporation,
Bylaws or other charter documents (collectively, the "CHARTER DOCUMENTS") or of any instrument, judgment, order, writ, decree or contract to which Company is a party or by which Company is bound or of any provision of any statute, rule or regulation applicable to Company. The execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of the Charter Documents; (ii) any provision of any judgment, decree or order to which Company is a party or by which Company is bound; (iii) any material contract, obligation or commitment to which Company is a party or by which Company is bound; or (iv) any statute, rule or regulation applicable to Company.

               (g) Absence of Claims. There are no actions, suits, claims, investigations or legal or administrative proceedings pending or, to the best of
Company's knowledge and belief, threatened, against Company, and there are no judgments, decrees or orders of any court, or government department, commission or agency entered or existing against Company or any of its assets or properties;

               (h) Transfer Restrictions. There are no restrictions on the transfer of capital stock of Company imposed by the Charter Documents, any agreement to which Company is a party (other than those agreements expressly contemplated by this Agreement), any order of any court or any governmental agency to which Company is subject, or any statute other than those imposed by relevant state and federal securities laws.

               (i) No Undisclosed Liabilities. Company has no material
liabilities or obligations not disclosed to Purchaser, other than those liabilities incurred (i) in the ordinary course of the Company's business since
December 31, 2004, or (ii) in connection with the negotiation and execution of this Agreement.

               (j) No Broker. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of Company in connection with the offering or sale of the Shares or the negotiation or consummation of this
Agreement or any of the transactions contemplated hereby.

         (k) Compliance with Securities Laws. Assuming the accuracy of
Purchaser's representations in this Agreement, the offer, grant, sale, and/or issuance of the Debenture will not be in violation of the Securities Act of
1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as
amended (the "EXCHANGE ACT"), any state securities or "blue sky" law, or the
Charter Documents, when offered, sold and issued in accordance with this
Agreement. The Company is not current in its required reports under the Exchange
Act.

                                      -3-

          2.2 Representations and Warranties of Purchaser. Purchaser, in order to induce Company to issue and sell the Securities, hereby represents and warrants to Company as follows:

               (a) No Registration. Purchaser understands that: (i) none of the
Securities have been registered under the Securities Act or under the securities laws of any state or other jurisdiction and are characterized as "restricted securities" under the Securities Act and applicable regulations; (ii) no federal or state authority has approved or disapproved the Securities or the offering thereof, endorsed the merits of the offering of the Securities or made any determination as to the fairness of the offering; and (iii) Company's sale of the Securities to Purchaser hereunder is in reliance upon the exemption from the registration provisions under the Securities Act contained in Section 4(2)
thereof and applicable state securities laws and the representations of
Purchaser herein.

               (b) Accredited Investor. Purchaser is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the
Securities Act.

               (c) No Obligation to Register. Purchaser acknowledges that, except as provided herein, Company has no obligation, and does not intend, to register any the Securities under the Securities Act or to make available public information (in the form of reports pursuant to Section 13 or Section 15 of the
Exchange Act, or otherwise) without which resale pursuant to SEC Rule 144 adopted under the Securities Act will not be possible. Accordingly, Purchaser may be precluded from selling any of the Securities, or any interest therein, for an indefinite period of time or at any particular time.

               (d) Investment Intent. Purchaser is acquiring the Securities solely for its own account, for investment, and not with a view to, or for resale in connection with, any distribution thereof. Purchaser's officers and directors, together with its advisors, have such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of purchasing the Securities.

               (e) Transfer Restrictions. No transfer of any of the Securities may be made unless Company is presented with an opinion of counsel, satisfactory to it and its counsel, that such transfer may be effected without registration under the Securities Act.

               (f) Investment Risk. Purchaser is aware that a high degree of risk is inherent in investing in Company; the purchase of the Securities is highly speculative and there is a significant risk of loss of Purchaser's entire investment; there is no market for the Securities nor can there be any assurance that any such market will ever develop; and the Securities are subject to substantial restrictions on transferability under state and federal securities laws.

               (g) Economic Risk. Purchaser is able, without impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of Purchaser's investment.

               (h) Consultation with Advisors. Purchaser has had an opportunity to consult with counsel and such other advisors as it has considered appropriate in connection with evaluation of the purchase of the Securities.

               (i) Information Concerning Company. Purchaser and its advisors have been given the opportunity to ask questions of and receive answers from
Company and its executive officers concerning its capital structure, initial equity financing, business activities, financial condition and prospects and the terms and conditions of the purchase of the Securities and to obtain any additional information which Company possesses or can obtain without unreasonable effort or expense. Purchaser

                                      -4-

has availed itself of such opportunity to the extent that Purchaser or
Purchaser's advisors considered appropriate in connection with the proposed purchase of the Securities.

               (j) No Broker. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of Purchaser in connection with the offering of the Securities or the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

                                   ARTICLE III

                                    COVENANTS

          3.1 Amendment to Articles of Incorporation. Company shall solicit and make best efforts to obtain the approval of the requisite percentage of its shareholders to adopt an amendment to the Articles of Incorporation in substantially the form attached hereto as Exhibit B (the "CHARTER AMENDMENT").

          3.2 Filings. Company shall, within five (5) business days after the adoption of the Charter Amendment by its shareholders, make all filings with the state of Arizona necessary and appropriate to effectuate the Charter Amendment.

          3.3 Issuance of Stock Certificates. Within five (5) business days after the occurrence of the Conversion, Company shall issue to Purchaser, stock certificates in the name of Purchaser (or such other person as Purchaser designates) representing Ten Million (10,000,000) shares of Common Stock.

                                   ARTICLE IV

                               REGISTRATION RIGHTS

          4.1 Demand Registration Rights. Company agrees to promptly register the Shares for resale with the Securities and Exchange Commission upon the request of the Purchaser and to bear any and all costs, fees and expenses of so doing.

                                    ARTICLE V

                              ADDITIONAL PROVISIONS

          5.1 Preemptive Rights. Company reaffirms the preemptive rights of
Purchaser pursuant to the Stock Purchase Agreement by and between Company and
Purchaser dated November 19, 1999. Nothing in this Agreement shall effect or otherwise alter that agreement.

          5.2 Legends. The Debenture and all certificates for Shares issued and delivered to Purchaser under this Agreement, the Debenture, and all replacements therefor issued to Purchaser or its assignees or transferees, shall bear, upon their face or upon the reverse side thereof, the following legend(s) until, with the consent of counsel to Company, the same may be removed in compliance with all applicable securities laws, and each holder shall comply strictly with the terms thereof:

               (a) "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT
BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE
SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE
TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE
SECURITIES ACT AND ANY APPLICABLE STATE

                                      -5-

SECURITIES LAWS OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR
OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT
REQUIRED."

               (b) Any legends required by the applicable securities or "blue sky" laws of any state.

          5.3 Survival; Termination. All representations and warranties contained herein, as well as all statements contained in a certificate or other instrument executed and delivered by Company or Company's duly authorized officers pursuant to this Agreement or in connection with the transactions contemplated hereby, shall survive the execution and delivery of this Agreement for a period of one (1) year.

          5.4 Expenses. Company and Purchaser shall each bear their own expenses incurred with respect to the transaction contemplated hereby.

          5.5 Amendment, Modification and Termination. This Agreement may be
amended, modified or terminated, or any provision or requirement hereof waived, at any time only by an agreement in writing between Company and Purchaser.

          5.6 Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted under the laws of the State of Pennsylvania, without giving effect to the principles of conflicts of law of any jurisdiction. In the event that a party to this Agreement perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer in an attempt to resolve the dispute. If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and venue in the state and federal courts located in the State of Pennsylvania with respect to any and all disputes concerning the subject, or arising out, of this Agreement.

          5.7 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, one (1)
day after mailing when mailed by overnight courier (e.g., Federal Express or
Express Mail) or three (3) days after mailing by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

          If to Company, to:

          Chief Consolidated Mining Company
          15988 Silver Pass Road, P.O. Box 51
          Eureka, Utah  84628
          Attention: Chief Executive Officer

          With a copy (which shall not constitute notice), to:

          Pepper Hamilton LLP
          Hamilton Square
          600 Fourteenth Street, N.W.
          Washington, D.C. 20005-2004
          Attention: Robert B. Murphy, Esq.

                                      -6-

          If to Purchaser, to:

          Dimeling, Schreiber & Park Reorganization Fund II, L.P.
          1629 Locust Street
          Philadelphia, Pennsylvania  19103
          Attention: Richard Schreiber

or to such other names or addresses as Company or Purchaser, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 5.7.

          5.8 No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

          5.9 Binding Nature of Agreement and No Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. This Agreement may not be changed, modified, extended or terminated except by a written amendment executed by an authorized representative of each party.

          5.10 Counterparts, Headings and Exhibits. This Agreement may be
executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this
Agreement. All Exhibits hereto are hereby incorporated in this Agreement and made a part hereof.

          5.11 Integration. This Agreement and the other Transaction Documents supersede all prior agreements and set forth the entire understanding among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

          5.12 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this
Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

          5.13 Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided that if the final day of any time period falls on a Saturday,
Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

                            [SIGNATURE PAGE FOLLOWS.]

                                      -7-

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                        CHIEF CONSOLIDATED MINING COMPANY

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        DIMELING, SCHREIBER & PARK
                                        REORGANIZATION FUND II, L.P.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                      -8-

                                    EXHIBIT A

                                FORM OF DEBENTURE

                                       A-1

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS
AMENDED, OR APPLICABLE SECURITIES LAWS. THIS DEBENTURE MAY NOT BE OFFERED, SOLD,
ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE
ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OF THE DEBENTURE UNDER SUCH ACT
AND UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR UPON SATISFACTION BY THE
ISSUER HEREOF THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SUCH SALE OR OFFER.

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE THAT OF A
GENERAL UNSECURED INDEBTEDNESS OF THE COMPANY.

                            8% CONVERTIBLE DEBENTURE
                                  $2,500,000.00

                                                           December ______, 2005

     FOR VALUE RECEIVED, the undersigned, CHIEF CONSOLIDATED MINING COMPANY, an
Arizona corporation (the "Company"), promises to pay to the order of DIMELING,
SCHREIBER & PARK REORGANIZATION FUND II, L.P., a Pennsylvania limited partnership (the "Holder") the principal sum of Two Million Five Hundred
Thousand and 00/100 Dollars ($2,500,000.00) (the "Principal Amount"), together with interest thereon as set forth below, at its offices or such other place as the Holder may designated in writing.

          1. Escrow. Prior to receipt of creditor acceptances, aggregating 50%
     of outstanding amount owed, funds will be held in escrow by Company counsel, except for funds disbursed to pay legal, accounting, regulatory, and transfer agent fees as per the Escrow Agreement, attached hereto.

          2. Interest Payments. Debentures will accrue interest while outstanding at an annual rate of 8%, payable at the time of conversion in either additional shares of the Company's class of Common Stock, $0.50 par value (the "Common Stock") or cash, at the Company's discretion

          3. Automatic Conversion Terms. Automatically converts into shares of
     Common Stock at the rate of 4,000 shares for each $1,000 principal amount of Debentures upon the approval by the Company shareholders of amendments to the Company's Articles of Incorporation under Arizona state law to reduce the per share par value amount, among other matters.

               3.1. Conversion price. Conversion price shall be $0.25 per share, subject to adjustment in the event of a stock split, recapitalization, consolidation or other similar event affecting the Common Stock.

               3.2. The Company shall use its best efforts to obtain the
     requisite vote of shareholders for the approval of the amendment. In the event that the required

                                       A-1

     shareholder vote is not obtained, the debentures will be immediately due and payable.

          4. Subordination. The indebtedness represented by this Debenture represents general unsecured debt and is subordinate to the Senior Debt of the Company.

          5. The Company reaffirms the preemptive rights held by Investor pursuant to the Stock Purchase Agreement between the parties dated November
     19, 1999. Nothing in this document shall affect or otherwise alter that agreement.

          6. Assignment. This Debenture and the obligations hereunder may not be assigned by the Company without the prior written consent of Holder. Holder may freely assign all or any portion of its right, title and interest in and to the Debenture.

          7. Waivers. The Company hereby waives presentment, demand, protest or further notice of any kind to the extent permitted by applicable law.

          8. Controlling Law. This Debenture and all matters related hereto shall be governed, construed and interpreted strictly in accordance with the laws of the State of Pennsylvania, without regard to its principles of conflicts of laws.

          9. Purpose of Investment. The Company represents and warrants that this Debenture evidences an investment made in the Company made for the purpose of restoring SEC reporting status, including the preparation and audit of 2005 year-end financial statements and stockholder solicitation to revise and restate articles of incorporation; repayment on a negotiated basis of trade creditors, including professional fees of registered independent accounting firm and counsel; retain mining operations general manager; conduct preliminary site assessment of mining and mill assets; and
     for general working capital needs.

          10. No Usury. This Debenture is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate that could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum rate that the Company is permitted by law to contract or agree to pay. If, by the terms of this Debenture, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the rate of interest under this Debenture shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Debenture.

          11. Waiver of Trial by Jury. The Company agrees that any suit, action or proceeding, whether claim or counterclaim, brought or instituted by the
     Holder on or with respect to this Debenture, shall be tried only by a court and not by a jury. THE COMPANY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL
     BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.

                                       A-2

          12. Severability. In the event any one or more of the provisions contained in this Debenture or any other Investment Document shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Debenture or such other Investment Documents, but this
     Debenture and such other Investment Documents shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

     IN WITNESS WHEREOF, the undersigned has caused this Debenture to be executed on the day and year first written above.

WITNESS/ATTEST:                         COMPANY:

                                        CHIEF CONSOLIDATED MINING COMPANY, an
                                        Arizona corporation

                                        By:
-------------------------------------       ------------------------------------
Name:                                   Name: Richard Schreiber
                                        Title: President

                                       A-3

                                    EXHIBIT B

                     AMENDMENT TO ARTICLES OF INCORPORATION

                                       B-1